UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): October 7, 2007
PRIDE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13289 (Commission File Number)	76-0069030 (I.R.S. Employer Identification No.)

5847 San Felipe, Suite 3300 Houston, Texas (Address of principal executive offices)	77057 (Zip Code)
Registrant’s telephone number, including area code: (713) 789-1400
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On October 7, 2007, upon the recommendation of Pride’s Nominating and Corporate Governance Committee, the Board of Directors increased the size of the Board from seven to eight directors and appointed Robert G. Phillips to fill the newly created directorship. The Board also appointed Mr. Phillips to the Audit Committee.
     From February 2005 until June 2007, Mr. Phillips served as President and Chief Executive Officer of the general partner of Enterprise Products Partners L.P., a publicly traded North American provider of midstream energy services to producers and consumers of natural gas, natural gas liquids and crude oil, and from September 2004 until February 2005, he served as Chief Operating Officer of the general partner of Enterprise. From 1999 to 2004, Mr. Phillips served as Chief Executive Officer of the general partner of GulfTerra Energy Partners, L.P. prior to its acquisition by Enterprise, and, for more than five years prior to 2004, he held numerous management positions with El Paso Corporation and its affiliated companies, including President of El Paso Field Services Company.
     Upon his appointment, Mr. Phillips was granted options to purchase 10,000 shares of common stock at an exercise price of $35.86, the closing trading price of Pride’s common stock on October 5, 2007, which is the trading day immediately prceeding the date on which he was appointed (which was not a trading day). Mr. Phillips will be compensated for his service on the Board and the Audit Committee under Pride’s standard arrangement described in its proxy statement for the 2007 annual meeting of stockholders.
     There are no arrangements or understandings between Mr. Phillips and any other person pursuant to which he was selected as a director. Pride is not aware of any transaction in which Mr. Phillips has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIDE INTERNATIONAL, INC.
By:	/s/ W. Gregory Looser
W. Gregory Looser
Senior Vice President, General Counsel and Secretary

Date: October 12, 2007

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